Exhibit 4.2(b)
March 9, 2007
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Corporate Trust Administration
C. Daniel DeLawder
David L. Trautman
John W. Kozak
c/o Park National Corporation
50 North Third Street
Newark, Ohio 43055
     Re: Notice of Resignation of Administrative Trustees and Appointment of Successors
Ladies and Gentlemen:
          The following notice is given pursuant to Section 8.11 of the Amended and Restated Trust Agreement for Vision Bancshares Trust I (the “Trust”), dated as of December 5, 2005 (the “Trust Agreement”).
          We make reference to the Junior Subordinated Indenture, dated as of December 5, 2005 (the “Indenture”), originally between Vision Bancshares, Inc., an Alabama corporation (the “Predecessor Company”), and Wilmington Trust Company, a Delaware banking corporation (the “Trustee”), the First Supplemental Indenture, dated to be effective as of 6 p.m., Eastern Standard Time, on March 9, 2007, among Park National Corporation, an Ohio corporation (the “Company”), the Predecessor Company and the Trustee, and the Trust Agreement.
          With immediate effect, and as evidenced by their signatures below, each of William E. Blackmon, Debbie Schmidt, and Siri Albright hereby resigns the position of Administrative Trustee of the Trust.
          The Company hereby appoints C. Daniel DeLawder, David L. Trautman, and John W. Kozak, to serve as successor Administrative Trustees of the Trust (the “Successor Administrative Trustees”), and the Successor Administrative Trustees hereby accept appointment to such positions, from and after the date and time of this notice, as evidenced by their signatures below.
          Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement. This Notice of Resignation of Administrative Trustees and Appointment of

Successors may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.
          This Notice of Resignation of Administrative Trustees and Appointment of Successors is given and made and is effective as of 6 p.m., Eastern Standard Time, on March 9, 2007.

RESIGNING ADMINISTRATIVE TRUSTEES:

By:	/s/ William E. Blackmon	By:	/s/ Debbie Schmidt
Name: William E. Blackmon		Name: Debbie Schmidt

By:	/s/ Siri Albright

Name: Siri Albright

SUCCESSOR ADMINISTRATIVE
TRUSTEES:

By:	/s/ C. Daniel DeLawder	By:	/s/ David L. Trautman
Name: C. Daniel DeLawder		Name: David L. Trautman

By:	/s/ John W. Kozak

Name: John W. Kozak

PARK NATIONAL CORPORATION

By:	/s/ John W. Kozak
Name: John W. Kozak
Title: Chief Financial Officer

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